Exhibit 99.1

FOR IMMEDIATE RELEASE

Otonomy Provides Corporate and Product Pipeline Update

SAN DIEGO, January 8, 2015 — Otonomy, Inc. (NASDAQ: OTIC), a clinical-stage biopharmaceutical company focused on the development and commercialization of innovative therapeutics for diseases and disorders of the inner and middle ear, today announced an update on its corporate activities and product pipeline.

Corporate and Product Pipeline Update

•	NDA Submission for AuriPro™ planned for 1Q2015: Preparation of the New Drug Application (NDA) for AuriPro is in process, and incorporates feedback received from a Pre-NDA meeting and communications with the FDA. Otonomy expects to submit the NDA to the FDA during the first quarter of 2015. If approved within the 12 month standard review period, Otonomy anticipates product introduction in the United States during the first half of 2016. The findings from two identical Phase 3 trials of AuriPro with a combined total of 532 pediatric patients with bilateral middle ear effusion requiring tympanostomy tube placement (TTP) surgery will form the basis of the NDA submission. In both trials, AuriPro achieved the primary efficacy endpoint of reducing the rate of treatment failures with statistical significance (p<0.001) and was well tolerated. Results have been accepted for presentation at the American Society of Pediatric Otolaryngology (ASPO) spring meeting in April 2015.

•	Phase 2b results for OTO-104 in Ménière’s disease patients expected in 2Q2015: Otonomy completed enrollment in its Phase 2b clinical trial in December 2014, exceeding the target enrollment of 140 patients with a final total of 154 patients. This trial is expected to serve as one of two pivotal, single-dose efficacy trials required to support U.S. regulatory approval. The company plans to report results from this clinical trial during the second quarter of 2015, and if results are positive, initiate a second pivotal trial of OTO-104 in 2015. A multiple-dose safety study with OTO-104 in patients with Ménière’s disease was initiated in the United Kingdom in October 2014 and is on-going. OTO-104 for Ménière’s disease has been granted Fast Track designation by the FDA.

•	Initiation of a clinical trial for AuriPro in one or more additional indications expected to begin in 1H2015: Potential expansion indications for AuriPro include recurrent ear infections in patients with tympanostomy tubes, acute otitis externa, chronic suppurative otitis media (a perforated tympanic membrane with persistent drainage from the middle ear), and prophylaxis following middle ear surgeries. Otonomy plans to initiate clinical trials for AuriPro in one or more of these indications during the first half of 2015.

•	IND filing and start of Phase 1 clinical trial for OTO-311 expected in 2015: Otonomy plans to file an Investigational New Drug (IND) application with the FDA for OTO-311 and to initiate a Phase 1 clinical trial in 2015. OTO-311 is a sustained-exposure formulation of the N-Methyl-D-Aspartate, or NMDA, receptor antagonist gacyclidine in development for the treatment of tinnitus. In November 2014, Otonomy announced the completion of an exclusive license agreement with Ipsen that enables Otonomy to use clinical and non-clinical gacyclidine data generated by Ipsen to support worldwide development and regulatory filings for OTO-311.

•	Cash and short-term investments totaled $156.0 million at year end 2014: Otonomy had cash and short-term investments totaling $156.0 million on December 31, 2014 compared to $165.2 million on September 30, 2014.

“We have made significant progress in the short time since our IPO last August including acceleration of the target NDA submission date for AuriPro into the first quarter of 2015, and recent completion of the over-enrollment of the OTO-104 Phase 2b trial in Ménière’s disease patients which will enable us to report results in the second quarter of 2015,” said David A. Weber, Ph.D., president and CEO of Otonomy. “In addition to these near-term milestones, we look forward to initiating market expansion studies for AuriPro and clinical development for OTO-311 during 2015, and plan to make significant progress in preparing for the U.S. launch of AuriPro following the recent hiring of our chief commercial officer.”

About Otonomy

Otonomy is a clinical-stage biopharmaceutical company focused on the development and commercialization of innovative therapeutics for diseases and disorders of the ear. Otonomy’s proprietary technology provides sustained exposure of drugs to the middle and inner ear following a single intratympanic injection. Otonomy has three product candidates in development. AuriPro™ is an antibiotic that has completed Phase 3 clinical trials in pediatric patients with middle ear effusion at the time of tympanostomy tube placement surgery. OTO-104 is a steroid that is in the first of two pivotal clinical studies for the treatment of patients with Ménière’s disease. OTO-311 is an NMDA receptor antagonist in development as a treatment for tinnitus. For additional information please visit www.otonomy.com.

Cautionary Note Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or Otonomy’s future financial or operating performance. Forward-looking statements in this press release include, but are not limited to, Otonomy’s expectations regarding the timing of its NDA submission with the FDA for AuriPro, the potential and timing for commercialization of AuriPro, the timing of the initiation of clinical trials for AuriPro in other indications, the timing of the results for Otonomy’s single-dose Phase 2b clinical trial of OTO-104, the timing of the initiation of Otonomy’s second pivotal trial of OTO-104, Otonomy’s expectations regarding the OTO-104 Phase 2b clinical trial serving as one of two pivotal trials required to support U.S. regulatory approval and the timing of the filing of the IND for OTO-311 and initiation of Otonomy’s OTO-311 Phase 1 clinical trial. Otonomy’s expectations regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties. Actual results may differ materially from those indicated by these forward-looking statements as a result of these risks and uncertainties, including but not limited to: expectations regarding clinical trial results for existing product candidates, future development of product candidates for additional indications, and future development of other product candidates; timing and likelihood of regulatory filings and approvals; expectations regarding adoption and use of product candidates by physicians; Otonomy’s ability to protect its intellectual property related to product candidates in the United States and throughout the world; expectations regarding potential market size, opportunity and growth and developments related to competitors and the industry; Otonomy’s ability to manage operating expenses, capital requirements and additional financing needs; implementation of Otonomy’s business model and strategic plans for its business, products and technology; Otonomy’s dependence on third parties for development, manufacture and distribution of products; and other risks. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in Otonomy’s Form 10-Q filed on November 12, 2014 with the Securities and Exchange Commission (the SEC) and in Otonomy’s future filings with the SEC. The forward-looking statements in this press release are based on information available to Otonomy as of the date hereof. Otonomy disclaims any obligation to update any forward-looking statements, except as required by law.

Contacts:

Media Inquiries

Canale Communications

Heidi Chokeir, Ph.D.

Vice President

619.849.5377

heidi@canalecomm.com

Investor Inquiries

Westwicke Partners

Robert H. Uhl

Managing Director

858.356.5932

robert.uhl@westwicke.com

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